Exhibit 99.1
PlanetOut Inc. Adopts Stockholder Rights Plan
SAN FRANCISCO, January 8, 2007 — PlanetOut Inc. (Nasdaq: LGBT), the leading media and entertainment company exclusively focused on the gay and lesbian market, today announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of January 31, 2007 will receive rights to purchase shares of a new series of Preferred Stock.
The Rights Plan is designed to enable all PlanetOut stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire the company. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.
The rights will be distributed as a non-taxable dividend and will expire ten years from the Rights Plan adoption date. The rights will be exercisable only if a person or group acquires 15 percent or more of PlanetOut’s Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of PlanetOut’s Common Stock, all rightsholders except the buyer will be entitled to acquire PlanetOut Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of PlanetOut’s Common Stock without negotiations with the Board.
The rights will trade with PlanetOut’s Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. PlanetOut’s Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.
About PlanetOut Inc.
PlanetOut Inc. is the leading global media and entertainment company exclusively serving the lesbian, gay, bisexual and transgender (LGBT) community.
PlanetOut’s digital media brands include Gay.com, PlanetOut.com, Advocate.com, Out.com, OutTraveler.com and HIVPlusMag.com, as well as localized versions of the Gay.com site in English, French, German, Italian, Portuguese and Spanish. PlanetOut print media brands, published by LPI, include The Advocate, Out, The Out Traveler and HIVPlus, as well as SpecPub, Inc. titles. Transaction services brands include e-commerce Web sites Kleptomaniac.com and BuyGay.com, travel and events marketer RSVP Vacations, and book publisher Alyson Publications, among others.
PlanetOut, based in San Francisco with additional offices in New York, Los Angeles, Minneapolis, London and Buenos Aires, offers Global 1000 and local advertisers access to what it believes to be the most extensive multi-channel, multi-platform network of gay and lesbian people in the world. For more information, please visit www.planetoutinc.com.

Contact:
James David
PlanetOut Inc.
(415) 834-6479
james.david@planetoutinc.com